Exhibit 99.28
TAX SERVICE AGREEMENT
     THIS AGREEMENT is made and entered into this 20th day of June, 2005, by and between Fidelity National Tax Service, dba, National TaxNet, hereinafter referred to as “TaxNet”, and Chicago Title Insurance Company, a Missouri Corporation, hereinafter referred to as “CUSTOMER”.
     In consideration of the mutual promises contained herein, and other good and valuable considerations, the parties agree as follows:
1.	SERVICES: Subject to the terms and conditions of this Agreement, TaxNet agrees to provide CUSTOMER with the services described below in the manner and form indicated:
(a)	TaxNet agrees to provide a computerized tax service to CUSTOMER by way of access to and retrieval of information from TaxNet’s computerized tax plant containing the available real property tax rolls of each taxing authority on the property requested, hereinafter referred to as the “Tax Plant”. CUSTOMER shall be responsible for providing the equipment and telephone line(s) necessary to access and retrieve information from the Tax Plant. However, TaxNet shall, if requested, arrange to have equipment and telephone line(s) ordered and installed at CUSTOMER’s expense. TaxNet shall incur no liability to CUSTOMER for any delays, costs or damages caused by the suppliers of such devices, telephone line and modem.

(b)	All requests by CUSTOMER for information will be processed and shall certify in writing (herein referred to as a “tax certificate”) the payment status of taxes, supplements, changes, special use valuations, land use valuations and exemption status upon any parcel of real property requested.

(c)	CUSTOMER assumes and shall have the responsibility to include or attach a valid legal description for the property which cannot be located by

CUSTOMER on the Tax Plant. TaxNet agrees to open all orders for customer when requested.
(d)	In the event a parcel or tract of real property covered in a subject request has been split and for which specific tax information is not available, TaxNet shall only be required to furnish tax information for the original parcel or tract, as shown on the current records of the taxing authority.

(e)	In the event the information requested cannot be supplied within the time contemplated by this Agreement, TaxNet shall promptly notify the CUSTOMER and the CUSTOMER shall have the option of either canceling its request (for which no cancellation fee will be assessed) or approving the delay.

(f)	TaxNet agrees that it shall supply the necessary personnel to adequately train the employees of CUSTOMER in the proper use of the TaxNet applications. Such instruction and training shall be for an adequate and reasonable length of time, and the cost shall be borne entirely by TaxNet.

(g)	CUSTOMER hereby agrees to acquire and/or lease information and/or equipment described on the Attachment(s) hereto and incorporated herein or as added by amendment to this Agreement exclusively from TaxNet, except as provided in sections 1.(f) and 4.(c).
2.	TERM
(a)	Effective Date and Term. Unless terminated sooner as provided herein, this Agreement shall be for a term of one (1) year the (“Initial Term”), commencing on the date of execution (the “Commencement Date”).

(b)	Automatic Extension. This Agreement shall automatically extend for additional one (1) year terms from and after the expiration of the Initial Term unless either party hereto gives written notice to the other party of its intention to terminate this Agreement, which written notice must be received at least three (3) months prior to expiration of the Initial Term or any subsequent term.

3.	FEES AND COSTS
(A) FEES.
(i) BASIC SERVICE CHARGE: CUSTOMER will be charged for the following Basic Service Charge for each tax certificate issued by CUSTOMER to its customers based on information it obtained by accessing TaxNet’s Tax Plant, which will become payable only when CUSTOMER’s customer closes the title insurance transaction relating to the real property for which the tax certificate was ordered by CUSTOMER’s customer. An additional fee will be assessed for each separately assessed parcel which exceeds the allotted three (3) parcels covered under the base certificate fee. All fees will be plus any applicable sales tax, unless CUSTOMER provides to TaxNet a Texas Resale Certificate. If for any reason a customer of CUSTOMER cancels a request for tax certificate before that tax certificate is delivered by CUSTOMER, or the title insurance transaction for which it was ordered is not closed, TaxNet will not charge CUSTOMER for the requested tax certificate.
Austin Region

Base Certificate Fee:	$43.80
Each Parcel greater than 3:	$5.00
(Includes home owner association status *)
Payment due on “closing” plus applicable sales tax.

Counties
Hays*	Williamson*
Travis*	Bastrop*
El Paso
Dallas/Ft. Worth Region

Base Certificate Fee:	$50.80
Each Parcel greater than 3:	$5.00
Payment due on “closing” plus applicable sales tax.

Counties
Collin	Johnson
Dallas	Parker
Denton	Rockwall
Ellis	Tarrant
Hood	Kaufman
Taylor
Houston Region

Base Certificate Fee:	$72.00
Special Builder Rate:	$34.95
Each Parcel greater than 3:	$5.00
(Includes home owner association status*)
Payment due on “closing” plus applicable sales tax.

Counties
Brazoria*	Harris*
Ft. Bend*	Montgomery*
Galveston*	Waller*
Chambers*	Jefferson
San Antonio Region

Base Certificate Fee:	$40.50
Parcels greater than 3:	$5.00
(Includes home owner association status*)
Payment due on “closing” plus applicable sales tax.

Counties
Bexar*	Kendall*
Comal*	Guadalupe
Nueces	Webb

Amarillo Region

Base Certificate Fee:	$34.80
Each Parcel greater than 3:	$5.00
No manual research services available in this region. Information is on an “as is” basis reflecting only computerized county tax records.
Payment due on “closing” plus applicable sales tax.

Counties
Potter	Randall
All Other Counties

Base Certificate Fee:	$50.00
Each Parcel greater than 3:	$5.00
(ii) CONDITIONS FOR PAYMENTS DUE ON “ALL CLOSINGS”: CUSTOMER understands and agrees that the Basic Service Charge is based on CUSTOMER’s percentage of historical closed files, currently estimated at seventy percent (70%). After six (6) months, should this percentage of payment on closed orders vary more than twenty percent (20%) above or below the closed file percentage provided by CUSTOMER, CUSTOMER agrees to perform an audit of its files to determine if payment was made on all closed files. If no audit is performed, TaxNet has the right to adjust the Basic Service Charge to reflect the current average closed file percentage of CUSTOMER.
(iii) SPECIAL TAX PROJECTS: Special tax projects can be performed at an hourly rate of $75.00 (i.e. Special request to review manual CAD records which are not done in the normal course of business). All Special Tax Projects must have pre-approval of county manager.
(iv) UPDATES: Unlimited updates of a previous tax certificate issued by TaxNet will be performed at no additional charge if ordered within twelve (12) months of the initial certificate.
(B) ADJUSTMENTS TO FEES: CUSTOMER hereby agrees that the Basic Service Charge may be increased at any time, at TaxNet’s option, in the following circumstances:
(i) TAXING AUTHORITY CHARGE INCREASES: The Basic Service Charge may be increased in an amount sufficient to compensate TaxNet for any increase in the cost to TaxNet of acquiring the records and other data required for the tax certificate services. Any increases will be negotiated between CUSTOMER and TaxNet. Should an increased fee not be agreed upon, this Agreement may be terminated by either party.
(ii) CLAIMS INCREASES: The Basic Service Charge may be increased in an amount sufficient to cover anticipated future claims by CUSTOMER for indemnification under Section 5, hereof, based upon audits performed by TaxNet, from time to time, of the previous claims asserted by CUSTOMER for indemnification under Section 5, hereof.
(C) Reimbursement of Expenses. CUSTOMER agrees to reimburse TaxNet, monthly, for any out-of-pocket expenses incurred by TaxNet. “Out-of-pocket expenses” means any amount paid by TaxNet on behalf of CUSTOMER (i.e. additional information purchased to complete the certificate). Such out-of-pocket expenses must be pre-approved by CUSTOMER and will be billed by TaxNet to CUSTOMER. Such billing is to be paid by CUSTOMER at time of closing.
(D) Payment Due Date. All monies due from CUSTOMER are due and payable to TaxNet at time of closing. Payment shall be sent to:
National TaxNet™
P.O. Box 848123
Dallas, Texas 75284-8123
Payment shall continue to be sent to this address until notified in writing as set forth at Paragraph 8(e) of this Agreement.
4.	OWNERSHIP AND USE OF TAX PLANT
(a)	Exclusive Property. It is understood and agreed that the Tax Plant shall at all times remain the sole and exclusive property of TaxNet.

(b)	Availability. Subject to the other provisions hereof, TaxNet agrees to make its Tax Plant available to CUSTOMER at all times except for hours needed to complete maintenance to the Tax Plant and any associated hardware or network apparatus.

(c)	Exclusive Use Requirement. CUSTOMER agrees that during the period of this Agreement, CUSTOMER shall not utilize any other tax service that provides services similar to that of TaxNet. On each new title order of CUSTOMER for the County, tax information shall be obtained and TaxNet shall provide said tax information.
5.	INDEMNIFICATION
(a)	TaxNet shall be responsible for and liable to CUSTOMER for (i) Ad Valorem taxes, (ii) HOA Fees (iii) tax roll supplements or changes, (iv) special use valuations and/or land use changes, (v) ownership changes, and (vi) exemption status, which are not contained in or are incorrectly described in TaxNet’s Tax Plant and, as a result, are omitted from, or incorrectly reported on, any tax certificate issued by TaxNet to CUSTOMER (hereinafter an “Erroneous Certificate”), provided, however, that TaxNet shall not be responsible for reporting any taxes assessed against minerals (producing or non-producing), personal property and non-advolorem taxes or liens. CUSTOMER shall promptly notify TaxNet, in writing, of any claim asserted against CUSTOMER based upon an Erroneous Certificate. Within thirty (30) days of receipt of written notice from CUSTOMER of the issuance of an Erroneous Certificate by TaxNet (which written notice shall be accompanied by a copy of the Erroneous Certificate issued to CUSTOMER, and an itemization of the losses, penalties, interest and court costs incurred by the CUSTOMER as a result of the issuance of such Erroneous Certificate), TaxNet shall, in good faith, determine whether the tax certificate issued to CUSTOMER, is, in fact, erroneous. If TaxNet determines the tax certificate at issue to be erroneous, TaxNet shall pay to CUSTOMER the losses, penalties, interest and court costs incurred by CUSTOMER as a result of the Erroneous Certificate within such thirty (30) day period. If TaxNet determines, in good faith, that the tax certificate at issue is not erroneous, TaxNet shall notify the CUSTOMER, in writing, of such determination within such thirty (30) day period, and shall supply CUSTOMER with all documentation supporting TaxNet’s determination that the tax certificate at issue is not erroneous. If CUSTOMER does not concur with TaxNet’s determination that the tax certificate at issue is not erroneous, CUSTOMER may invoke Arbitration, as provided in Section 8(a), hereof.
(b)	The indemnification provided in Section 8(a), hereof, shall include any errors made by employees of TaxNet in the opening of tax orders and locating the properties.

(c)	The indemnification provided in Section 5(a), hereof, shall exclude, and CUSTOMER shall be solely responsible for, any loss or claim resulting from the failure of Customer to read or take into account information clearly disclosed in the tax certificate issued to Customer by TaxNet.

(d)	The CUSTOMER agrees that upon the payment of a claim by TaxNet, CUSTOMER will execute an assignment to TaxNet of all of its rights with respect thereto. Such assignment shall be in a standard format. A sample of such assignment is attached to this Agreement.

6.	TERMINATION PROVISIONS
(a)	Bankruptcy and Other Proceedings. This Agreement shall automatically terminate upon the filing of a petition in bankruptcy by either party or upon an adjudication of bankruptcy upon an involuntary proceeding in bankruptcy or upon the final adjudication of proceedings brought by any governmental agency or official which results in a termination of the right of either party to do business.

(b)	Breach of Contract. Should either party hereto fail to observe the terms this Agreement or in any manner fail, refuse or neglect to perform its obligations, including, but not limited to, the payment of sums when due hereunder and fail to completely cure such default within a period of ten (10) days after receipt of written notice specifying such default or defaults, then, and in such event, this Agreement shall terminate at the option of the party not in default.

(c)	Other Remedies. Any right of termination herein contained shall be in addition to any other remedy provided by law or in equity.

(d)	Nonwaiver. Failure by either party to declare termination of this Agreement for the breach of any one or more of the provisions contained in this Agreement or a failure of either party to take action under the provisions of this Agreement for a breach shall never be construed as a waiver of the breach or any subsequent breach of the same or other provisions of this Agreement. But, on the contrary, either party may at any time take advantage of and act upon the breach in accordance with applicable provisions of this Agreement.
7.	ASSIGNMENT OR TRANSFER
(a)	Involuntary Transfer. If CUSTOMER’s rights and benefits in this Agreement are transferred in whole or in part by involuntary method, or by operation of law, or by merger, TaxNet shall have the right to terminate this Agreement if the result is not satisfactory to TaxNet.

(b)	Nonassignable. This Agreement cannot be assigned, in whole or in part, by CUSTOMER without the prior written consent of TaxNet, which consent shall not be unreasonably withheld.

(c)	Sale of CUSTOMER’s Assets. If CUSTOMER sells all or substantially all of its assets, then TaxNet, at its option, shall have the right to terminate this Agreement.

(d)	Assignment By TaxNet. TaxNet shall have the right, without CUSTOMER’s consent, to assign this Agreement to a corporation with which it may merge or consolidate, to any parent or subsidiary of TaxNet or subsidiary of TaxNet’s parent, or to a purchaser of substantially all of TaxNet’s assets. Any such assignment shall not in any way affect or impair CUSTOMER’s rights as set forth in this Agreement.
8.	MISCELLANEOUS PROVISIONS
(a)	Arbitration. If either party institutes an action against the other party for breach of this Agreement, at TaxNet’s option, arbitration shall be conducted in accordance with the Rules of Commercial Arbitration of the American Arbitration Association (“AAA”). The arbitration shall be conducted in Dallas by a single arbitrator. If the parties have not agreed to a mutually acceptable arbitrator within thirty (30) days of the date of the notice to arbitrate, the arbitrator shall be selected by the AAA from its regularly maintained list of commercial arbitrators. The arbitrator shall conduct a single hearing for the purpose of receiving evidence and shall render a decision within thirty (30) days of the conclusion of the hearing. The parties shall be entitled to require production of documents prior to the hearing in accordance with the procedures set forth in the Federal Rules of Civil Procedure, and shall exchange a list of witnesses and be entitled to conduct up to five (5) depositions in accordance with the procedures of the Federal Rules of Civil Procedure. The decision of the arbitrator shall be binding and final.

(b)	No Partnership. Nothing herein contained shall be construed so as to constitute this Agreement as an association, joint venture or partnership between the parties hereto. A party hereto shall not have any authority to create any obligations or liabilities to third parties binding upon the other party without the express prior written consent of the other party.
The parties hereto have no intention or thought to agree between themselves, or even confer together, as to underwriting methods, as to fees or premiums to be charged by them to their customers, or as to any other processes or practices of any party hereto.
(c)	Compliance With Law. CUSTOMER agrees to use the information received through the use of TaxNet’s computerized tax service and other related services in compliance with all applicable State and Federal laws and regulations, including the Federal Fair Credit Reporting Act (Title 15 U.S.C. & 1681 et seq.)

(d)	Unenforceability. Should any portion of this Agreement be deemed unenforceable, the remaining provisions shall continue in full force and effect.

(e)	Notices. All notices permitted or required to be given under this Agreement shall be in writing and may be personally delivered to the office of each of the parties hereto, or mailed to the office of each party by Registered or Certified United States Mail, when addressed as follows:

To TaxNet At:

National TaxNet™
1945 Walnut Hill Lane
Irving, Texas 75038
Attn: Gary L. Boyd

To CUSTOMER:	With a Copy to:

Chicago Title Insurance	Chicago Title Insurance
Company	Company
Two Houston Center	2001 Bryan St., Ste. 1700
909 Fannin, Ste. 200	Dallas, TX 75201
Houston, TX 77010
Attn: Bob Goodside	Attn: Gil Ernst
Either party may, by written notice to the other as aforesaid, change the address to which notices are to be sent or delivered. The effective date of the giving or delivery of any notice shall be three (3) days after personal delivery, or three (3) days after transmission in the case of a telegram, or five (5) days after the date of deposit in the mail, the date of such delivery.
(f)	Entire Agreement. This Agreement and attachments hereto constitutes the entire agreement between the parties pertaining to the subject contained in it and supersedes all prior and contemporaneous agreements, both oral and written, representations, and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement is to be considered a waiver of any other provision, whether or not similar, nor is any waiver to constitute a continuing waiver. No waiver shall be binding unless executed by the party making the waiver.

(g)	Construction and Performance. This Agreement shall not be construed against the party preparing it, but shall be construed as if all parties prepared this Agreement and in accordance with the laws of the State of Texas. The headings of each numbered paragraph are to assist in reference only and are not to be used in the interpretation of the paragraphs.
9.	PROPRIETARY INFORMATION

CUSTOMER agrees that all TaxNet supplied software, manuals and documentation provided as part of this service are proprietary and confidential information of TaxNet or its suppliers. CUSTOMER will permit only its employees, clients or authorized representatives to have access to such material. CUSTOMER further agrees to not make copies of such manuals, documentation or Agreements, Attachments and Exhibits. CUSTOMER will return all TaxNet property upon termination or expiration of this Agreement.

10.	SUPPLIER ARRANGEMENTS.

Certain of the material and information provided or made available to CUSTOMER under this Agreement is obtained by TaxNet from third party suppliers. In the event that any such supplier fails to deliver (or delays the delivery of) such material or information (through no fault of TaxNet) or in the event that any such supplier materially and adversely modifies the conditions or cost to TaxNet of obtaining such material or information, then TaxNet, at its option, may (1) use reasonable efforts to seek alternative sources of supply on commercially reasonable term; or (2) suspend or terminate its obligations to CUSTOMER under this Agreement either with respect to the portion of such Agreement which relates thereto or with respect to the entire Agreement upon sixty (60) days written notice; or (3) notwithstanding any other provision of this Agreement to the contrary, increase the applicable fees or charges upon thirty (30) days written notice; or (4) any combination of the foregoing. TaxNet will incur no liability to CUSTOMER with respect to any action or omission under this Paragraph.
11.	FORCE MAJEURE

TaxNet shall not be liable for delay in performance hereunder if such delay or failure is caused by labor disputes, strikes, war, acts of enemies, riots, insurrection, civil commotion, federal, state, or municipal action, statute, ordinance or regulation, fire, flood, accident, storm or any act of God, failure of supplies, unavailability of information and material in appropriate format from taxing authorities, or any other cause, contingency or circumstances within or without the United States not subject to TaxNet control.

12.	LIMITATION OF LIABILITY

TaxNet shall not be liable for injury to CUSTOMER’S employees or damage to CUSTOMER’S property arising from the use of Equipment maintained by TaxNet, unless such injury or damage is due to the fault or negligence of TaxNet. IN NO EVENT SHALL TaxNet BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SUCH AS BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS OR OTHER ECONOMIC LOSS IN CONNECTION WITH, OR ARISING OUT OF THE SERVICES PROVIDED, OR TO BE PROVIDED, BY TaxNet UNDER THIS AGREEMENT.

13.	COUNTERPART EXECUTION

This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first set forth above.

National TaxNet		Chicago Title Insurance Company
(“TaxNet”)		(“CUSTOMER”)

By:	/s/ Gary L. Boyd	By:	/s/ Gil Ernst

(Authorized Signature)		(Authorized Signature)

Print Name:	Gary L. Boyd	Print Name:	Gil Ernst

Title:	Senior Vice President	Title:	Executive Vice President

Date:	June 29, 2005	Date:	June 24, 2005

SAMPLE
ASSIGNMENT
1. WHEREAS                                         , hereinafter referred to as ASSIGNOR, and National TaxNet, hereinafter referred to as ASSIGNEE, are parties to that certain Agreement #      dated                      whereby ASSIGNEE agreed to render a tax reporting service to ASSIGNOR, including but not limited to the reporting of County and City taxes, both current and delinquent; and,
2. WHEREAS pursuant to the terms of said service Agreement, ASSIGNEE agreed to reimburse and indemnify ASSIGNOR for ASSIGNOR’S loss resulting from ASSIGNEE’S omissions in reporting taxes; and,
3. WHEREAS ASSIGNEE omitted on its tax report a reference to taxes, interest, and penalties due in the sum of $                     which sum constituted a lien upon real property as to which ASSIGNOR issued its Policy of Title Insurance Number                     ; and,
4. WHEREAS ASSIGNOR, in reliance upon said tax report, failed to except and exclude the aforesaid tax lien from its title policy and pursuant to the provisions of said policy has hereby become obligated to pay and has caused to be paid said tax lien, ASSIGNOR and ASSIGNEE do hereby agree as follows:
     IN CONSIDERATION of the sum of $                    , paid to it by ASSIGNEE, ASSIGNOR does hereby assign all rights, interest, claims, or causes of action to the extent of the foregoing sum plus interest, and/or attorney’s fees, which have accrued or may accrue by reason of the foregoing facts against:

     or other responsible persons or entities.
     Said Assignment is made without recourse or warranty, either express or implied, as to the nature, extent, genuineness, validity, enforceability, or absence of defenses as to any such rights, claims or causes of action.

     ASSIGNEE does hereby agree that any claims, proceedings or litigation hereunder shall be asserted, pursued or maintained in the name of ASSIGNEE only and not in the name of ASSIGNOR.

National TaxNet	Chicago Title Insurance Company

By:	By:

(Authorized Signature)	(Authorized Signature)

Print Name:	Print Name:

Title:	Title:

Date:	Date:

Schedule of Other Tax Service Agreements
Between FIS Tax Services, Inc. and
Various Subsidiaries of Fidelity National Financial, Inc.
Tax Service Agreement dated as of April 1, 2002 between FIS Tax Services, Inc. (f/k/a Fidelity National Tax Service, Inc.) d/b/a National TaxNet, a subsidiary of Lender Processing Services, Inc., and Alamo Title Company, a subsidiary of Fidelity National Financial, Inc.
Tax Service Agreement dated as of April 1, 2002 between FIS Tax Services, Inc. (f/k/a Fidelity National Tax Service, Inc.) d/b/a National TaxNet, a subsidiary of Lender Processing Services, Inc., and Chicago Title Insurance Company, a subsidiary of Fidelity National Financial, Inc.
Tax Service Agreement dated as of April 1, 2002 between FIS Tax Services, Inc. (f/k/a Fidelity National Tax Service, Inc.) d/b/a National TaxNet, a subsidiary of Lender Processing Services, Inc., and Fidelity National Title Insurance Company, a subsidiary of Fidelity National Financial, Inc.
Tax Service Agreement dated as of September 8, 2004 between FIS Tax Services, Inc. (f/k/a Fidelity National Tax Service, Inc.) d/b/a National TaxNet, a subsidiary of Lender Processing Services, Inc., and Alamo Title Company, a subsidiary of Fidelity National Financial, Inc.
Tax Service Agreement dated as of September 8, 2004 between FIS Tax Services, Inc. (f/k/a Fidelity National Tax Service, Inc.) d/b/a National TaxNet, a subsidiary of Lender Processing Services, Inc., and Fidelity Title Company of San Antonio, a subsidiary of Fidelity National Financial, Inc.
Tax Service Agreement dated as of January 25, 2006 between FIS Tax Services, Inc. (f/k/a Fidelity National Tax Service, Inc.), a subsidiary of Lender Processing Services, Inc., and Fidelity Title Company, Dallas, Texas, a subsidiary of Fidelity National Financial, Inc.
Tax Service Agreement dated as of February 8, 2006 between FIS Tax Services, Inc. (f/k/a Fidelity National Tax Service, Inc.), a subsidiary of Lender Processing Services, Inc., and Chicago Title Insurance Company, a subsidiary of Fidelity National Financial, Inc.
Tax Service Agreement dated as of February 15, 2006 between FIS Tax Services, Inc. (f/k/a Fidelity National Tax Service, Inc.), a subsidiary of Lender Processing Services, Inc., and TICOR Title Insurance Company, a subsidiary of Fidelity National Financial, Inc.
Tax Service Agreement dated as of November 2, 2006 between FIS Tax Services, Inc. (f/k/a Fidelity National Tax Service, Inc.), a subsidiary of Lender Processing Services, Inc., and Fidelity Title Company, Houston, Texas, a subsidiary of Fidelity National Financial, Inc.